SUBSCRIPTION ESCROW AGREEMENT

This Subscription Escrow Agreement (the "Agreement") is made effective as of June 8, 2021 (the "Effective Date"), by and between Gratus Capital Properties Fund III, LLC, with its principal place of business located at 5155 E. River Rd, Ste. 404, Fridley, MN 55421, (the "Company"), and WealthForge Securities, LLC, a Virginia limited liability company with its principle place of business located at 3015 W. Moore Street, Suite 102, Richmond, VA 23230 (the "Placement Agent"), and Atlantic Capital Bank, N.A., a Georgia banking corporation (the "Escrow Agent").

WITNESSETH:

WHEREAS, the Company proposes to offer for sale securities pursuant to that certain Form 1-A Offering Circular preliminarily dated June 9, 2021 ("Offering") a minimum of one million dollars ($1,000,000.00) (the "Minimum Offering Amount") of interests between Gratus Capital Properties Fund III, LLC (the "Securities.)" Subscribers, as defined below, may purchase the Securities in increments of not less than $10,000.00, although the Manager may Lower the minimum purchase requirement at its sole discretion, payable in cash pursuant to subscription agreements for the Offering ("Subscription Agreements") through one year from the date the offering is qualified by the Securities and Exchange Commission ("Offering Deadline") unless directed otherwise by the manager; and

WHEREAS, the Securities are proposed to be offered for sale to investors by participating broker-dealers pursuant to an exemption from registration under the Securities Act of 1933, as amended, and pursuant to exemptions from registration under certain state securities laws;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Escrow Agent agree as follows:

1. Deposits in Escrow.

(a) The Company and Placement Agent shall deposit or cause to be deposited with the Escrow Agent all subscription proceeds received from investors who desire to purchase the securities (the "Subscribers") to be held in escrow under the terms of this Agreement until it receives notice of the Contingency from Placement Agent as described in Section 3. Proceeds the Escrow Agent receives from the Subscribers are "Subscription Proceeds." The Escrow Agent shall have no responsibility for Subscription Proceeds until such proceeds are actually received, via wire, check, or ACH, clear through normal banking channels and constitute collected funds. The Escrow Agent shall have no duty to collect or seek to compel payment of any Subscription Proceeds, except to place such proceeds or instruments representing such proceeds for deposit and payment through customary banking channels. "Contingency" means one million dollars ($1,000,000.00) in this offering.

(b) Upon request, the Company and/or Placement Agent shall deliver to the Escrow Agent, in a form acceptable to the Escrow Agent, schedules disclosing the name and address of each of the Subscribers, the number of Securities subscribed for by each Subscriber, the

federal tax identification number of each of the Subscribers, the amount of Subscription Proceeds received from each Subscriber, and such other information as required. The Escrow Agent shall deposit each Subscriber's Subscription Proceeds into a non-interest-bearing account.

(c) The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds from the Company, the Placement Agent, or any investor.

2. Rejection of Subscription Agreement.

(a) Any Subscription Agreement may be rejected by the Company in whole or in part. The Placement Agent shall promptly notify the Escrow Agent in writing in the event of any such rejection. Upon the receipt of a payment file from the Placement Agent instructing the Escrow Agent to return funds, the Escrow Agent shall promptly return funds tendered by such Subscriber, without deduction or payment of interest.

(b) In the event of a withdrawal of a Subscription Agreement by a Subscriber, the Placement Agent shall promptly notify the Escrow Agent in writing that a Subscription Agreement has been withdrawn by a Subscriber. Upon the receipt of a payment file from the Placement Agent instructing Escrow Agent to return funds, the Escrow Agent shall promptly return to such Subscriber the Subscription Proceeds tendered therewith, without deduction or payment of interest.

3. Disbursements.

(a) Company acknowledges that Escrow Agent shall be obligated to disburse Subscription Proceeds only in accordance with Section 3(b) and 3(c) below.

(b) Upon confirmation by the Escrow Agent that the Contingency has occurred, the Escrow Agent shall disburse Subscription Proceeds in its possession to the account of the Company in accordance with the instructions and payment file the Placement Agent provides (the "Initial Disbursement"). The Placement Agent shall notify the Escrow Agent (i) the timing and how to disburse Subscription Proceeds deposited after Initial Disbursement, if applicable, and (ii) upon the final disbursement of Subscription Proceeds, after which this Agreement terminates.

(c) If the Contingency does not occur and the Placement Agent has not theretofore notified the Escrow Agent in writing of an extension of the Offering, then upon receipt of a payment file from the Placement Agent, the Escrow Agent shall promptly refund to each of the Subscribers the full amount of Subscription Proceeds furnished by each such Subscriber, without deduction or payment of interest.

(d) On or before the execution and delivery of this Agreement, the Company shall provide to the Placement Agent, who will provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon.

(e) The Company shall make a copy of this Agreement available to each Subscriber.

4. Investment of Subscription Proceeds; Compensation of Escrow Agent.

The Company, the Placement Agent and the Escrow Agent further covenant, warrant and agree that:

(a) The Escrow Agent shall deposit all Subscription Proceeds, at the written direction of the Company, in non-interest bearing accounts; and

(b) The Placement Agent shall promptly pay to the Escrow Agent compensation, and reimburse the Escrow Agent for costs and expenses, including the Escrow Agent's attorney's fees, all in accordance with the provisions the Master Services Agreement entered into by and between the Placement Agent and the Escrow Agent contemporaneously herewith, which Master Services Agreement incorporated herein by reference and made a part hereof.

5. Duties of Escrow Agent; Indemnification.

(a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no additional duties or obligations shall be implied hereunder. In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may be incurred as a result of the Escrow Agent's so acting or failing to so act; provided, however, that the Escrow Agent shall not be relieved from liability for damages arising from the Escrow Agent's gross negligence or willful misconduct. The Escrow Agent shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of legal counsel, which may be counsel to either party hereto, given with respect to any question relating to the duties and responsibilities of the Escrow Agent hereunder, or (ii) any action taken or omitted to be taken in reliance upon any instrument delivered to the Escrow Agent and believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Company warrants to and agrees with the Escrow Agent that, to its knowledge, there is no security interest in the Subscription Proceeds or any part of the Subscription Proceeds and that no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, the Subscription Proceeds or any part of the Subscription Proceeds; and the Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Subscription Proceeds or any part of the Subscription Proceeds or to file any financing statement under the Uniform Commercial Code of any jurisdiction with respect to the Subscription Proceeds or any part thereof.

As an additional consideration for and as an inducement for the Escrow Agent to serve as escrow agent hereunder, it is understood and agreed that, in the event of any disagreement resulting in adverse claims and demands being made in connection with or for any money or other property involved in or affected by this Agreement, the Escrow Agent shall be entitled, at the option of the Escrow Agent, to refuse to comply with the demands of any parties so long as such disagreement shall continue. In such event, the Escrow Agent may elect not to make any delivery or other disposition of the Subscription Proceeds or any part of such Subscription Proceeds. Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to such parties or any of them for the failure of the Escrow Agent to comply with the conflicting or adverse demands of such parties. The Escrow Agent shall be entitled to continue to refrain and refuse to deliver or otherwise dispose of the subscription proceed or any part thereof or to otherwise

act hereunder, as stated above, unless and until:

(i) the rights of such parties have been finally settled or duly adjudicated in a court having jurisdiction of the parties and the Subscription Proceeds and the Escrow Agent, has received written instructions as to disbursement thereof; or

(ii) the parties have reached an agreement resolving their differences and have notified the Escrow Agent in writing of such agreement and have provided the Escrow Agent with indemnity satisfactory to the Escrow Agent against any liability, claims or damages resulting from compliance by the Escrow Agent with suchagreement.

In the event of a disagreement as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the option of Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all money and property comprising the Subscription Proceeds and may take such other legal action as may be appropriate or necessary, in the opinion of Escrow Agent or its legal counsel. Upon such tender, the Escrow Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing and discharge of the Escrow Agent of its duties hereunder.

(c) The Company agrees that in the event any controversy arises under or in connection with this Agreement or the Subscription Proceeds or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Subscription Proceeds, to pay to the Escrow Agent reasonable compensation for its extraordinary services and to reimburse the Escrow Agent for all costs and expenses, including legal fees and expenses, associated with such controversy or litigation; provided, however, that such compensation and legal reimbursement shall not apply if the controversy relates to the Escrow Agent's gross negligence or willful misconduct.

(d) The Escrow Agent may resign at any time from its obligations under this Agreement by providing written notice to the Company and Placement Agent. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than ninety (90) days after such written notice has been given. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all assets then heldby it hereunder and shall thereupon be relieved of all further duties and obligations under this Agreement; provided however, the Escrow Agent shall be entitled to its compensation earned prior thereto. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

(e) The Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve the Escrow Agent in any cost, expense, loss or liability unless security and indemnity satisfactory to the Escrow Agent, shall be furnished.

(f) The Company and Placement Agent jointly and severally agree to

indemnify the Escrow Agent and each of its officers, directors, employees and agents and to save the Escrow Agent and each of its officers, directors, employees and agents harmless from and against any and all Claims (as hereunder defined) and Losses (as hereinafter defined) which may be incurred by the Escrow Agent or any of such officers, directors, employees or agents as a result of Claims asserted against Escrow Agent or any of such officers, directors, employees or agents directly or indirectly as a result of or in connection with Escrow Agent's serving in the capacity of escrow agent under this Agreement, other than Claims relating to damages arising from the Escrow Agent's gross negligence or willful misconduct. For the purposes hereof, the term "Claims" shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or interpleader) the Escrow Agent or any such officer, director, employee or agent, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or inpart:

(i) the acts or omissions of the Company and Placement Agent, or
(ii) the appointment of the Escrow Agent under this Agreement, or
(iii) the performance by the Escrow Agent of its powers and duties under this Agreement, other than claims relating to damages arising from the Escrow Agent's gross negligence or willful misconduct.

The term "Losses" shall mean all losses, costs, damages, expenses, judgments and liabilities of whatever nature (including but not limited to attorneys', accountants' and other professionals' fees, litigation and court costs and expenses and amounts paid in settlement), directly or indirectly resulting from, arising out of or relating to one or more Claims. Upon the written request of the Escrow Agent or any such officer, director, employee or agent (each referred to hereinafter as an "Indemnified Party"), the Company agrees to assume the investigation and defense of any Claim, including the employment of counsel acceptable to the applicable Indemnified Party and the payment of all expenses related thereto and, notwithstanding any such assumption, the Indemnified Party shall have the right, and the Company and Placement Agent agree to pay the costs and expense thereof, to employ separate counsel with respect to any such Claim and to participate in the investigation and defense thereof in the event that such Indemnified Party shall have been advised by legal counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Company or the Placement Agent. The Company and Placement Agent hereby agree that the indemnifications and protections afforded Escrow Agent and the other Indemnified Parties in this section shall survive the termination of this Agreement and any resignation or removal of the Escrow Agent.

(g) The Company acknowledges that the Escrow Agent is serving as escrow agent for the limited purposes set forth herein and represents, covenants and warrants to the Escrow Agent that no statement or representation, whether oral or in writing, has been or will be made to any Subscriber to the effect that the Escrow Agent has investigated the desirability or advisability of investment in the Securities or approved, endorsed or passed upon the merits of such investment or is otherwise involved in any manner with the transactions contemplated hereby, other than as Escrow Agent under this Agreement. It is further agreed that the Company shall not use or permit the use of the name "Atlantic Capital", "Atlantic Capital Bank, N.A." or any variation thereof in any sales presentation, placement or offering memorandum or literature pertaining directly or indirectly to the Offering except strictly in the context of the duties of the Escrow Agent as escrow

agent under this Agreement and in general references to the Placement Agent's frequent retention of the Escrow Agent. Any breach or violation of the paragraph shall be grounds for immediate termination of this Agreement by the Escrow Agent.

(h) The Escrow Agent shall have no duty or responsibility for determining whether the Securities or the offer and sale thereof conform to the requirements of applicable Federal or state securities laws, including but not limited to the Securities Act of 1933 or the Securities Exchange Act of 1934. The Company and the Placement Agent represent and warrant to the Escrow Agent that the Securities and the Offering will comply in all respects with applicable Federal and state securities laws and further represents and warrants that the Company has obtained and acted upon the advice of legal counsel with respect to such compliance with applicable Federal and state securities laws. The Company acknowledges that the Escrow Agent has not participated in the preparation or review of any sales or offering material relating to the Offering or the Securities. In addition to any other indemnities provided for in this Agreement, the Company agrees to indemnify and hold harmless the Escrow Agent and each of its officers, directors, agents and employees from and against all claims, liabilities, losses and damages (including attorneys' fees) incurred by the Escrow Agent or such persons and which directly or indirectly result from any violation or alleged violation of any Federal or state securities laws.

6. Notices.

Any notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by or on behalf of the party giving the same, and addressed to the other party at the address of such other party set forth below or at such other address as such other party may designate in writing in accordance herewith. Any such notice, election, demand, request or response shall be addressed as follows and shall be deemed to have been delivered upon receipt by the addressee thereof:

If to Escrow Agent:	Atlantic Capital Bank, N.A. Attn: John Seeds 945 East Paces Ferry Road, 16thFloor, Atlanta, GA 30326 E-mail: john.seeds@atlcapbank.com
If to Company:	Gratus Capital Properties Fund III, LLC 5155 E. River Rd, Ste. 403, Fridley, MN 55421 E-Mail: hello@gratusfunds.com Tax identification # 85-4126748
If to Placement Agent:	WealthForge Securities, LLC 3015 W Moore St, Suite 102 Richmond, VA 23230 E-mail: jraper@wealthforge.com Tax identification #: 27-068786

7. Successors and Assigns; Amendment.

The rights created by this Agreement shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and assigns of the Escrow Agent and the Company; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of the other party hereto. This Agreement may not be amended without the written consent of all parties in writing.

8. Construction.

This Agreement shall be construed and enforced according to the laws of Georgia.

9. Term.

This Agreement shall terminate and the Escrow Agent shall be discharged of all responsibilities hereunder at such time as the Escrow Agent shall have disbursed all Subscription Proceeds in accordance with the provisions of this Agreement; provided, however, that the provisions of Sections 4(b), 5(g) and 5(i) hereof shall survive any termination of this Agreement and any resignation or removal of the Escrow Agent.

10. Entire Agreement

This Agreement, including any exhibits, schedules, or separate agreements directly referenced herein, represents the entire and final agreement between the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

[REMAINDER INTENTIONALLY BLANK SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

Atlantic Capital Bank, N.A., as Escrow Agent

DocuSigned by:
John Seeds
80E6C31B4E084FF...

By: John Seeds

Title: Senior Vice President

Company: Gratus Capital Properties Fund III, LLC

DocuSigned by:
Robert Barlau

By: Robert Barlau

Title: Partner

Placement Agent: WealthForge Securities, LLC

DocuSigned by:
Donna Arles
F2F3814ED215427...

By: Donna Arles

Title: Financial Operations Principal

DocuSign

Certificate Of Completion

Envelope Id: 483D95BC81A64E12AABA983E9D183CA6		Status: Completed
Subject: Please DocuSign: Gratus Fund III Escrow Agreement_Updated 9.24.21.pdf		
Source Envelope:		
Document Pages: 8	Signatures: 3	Envelope Originator:
Certificate Pages: 5	Initials: 0	Lauren Prieur
AutoNav: Enabled		3015 W Moore St
EnvelopeId Stamping: Enabled		Suite 102
Time Zone: (UTC-05:00) Eastern Time (US & Canada)		Richmond, VA 23230
		lprieur@wealthforge.com
		IP Address: 174.206.104.7

Record Tracking

Status: Original 9/24/2021 3:29:39 PM	Holder: Lauren Prieur lprieur@wealthforge.com	Location: DocuSign

Signer Events	Signature	Timestamp
Robert Barlau bob@gratusfunds.com Partner Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Accepted: 9/24/2021 3:58:32 PM ID: 1d985240-5f3d-4cf2-86dc-d25951da1f75	DocuSigned by: Robert Barlau 05C303BF5B2546B... Signature Adoption: Pre-selected Style Using IP Address: 172.58.83.244 Signed using mobile	Sent: 9/24/2021 3:44:30 PM Viewed: 9/24/2021 3:58:32 PM Signed: 9/24/2021 3:58:56 PM
Donna Arles darles@wealthforge.com Financial Operations Principal WealthForge Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	DocuSigned by: Donna Arles F2F3814ED215427... Signature Adoption: Pre-selected Style Using IP Address: 74.110.166.11	Sent: 9/24/2021 3:58:58 PM Viewed: 9/24/2021 4:03:32 PM Signed: 9/24/2021 4:03:49 PM
John Seeds john.seeds@atlcapbank.com Senior Vice President Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Accepted: 9/5/2017 1:43:45 PM ID: 4dbf20ef-c5c6-4380-9c2a-bd31ebbbc6a5	DocuSigned by: John Seeds 80E6C31B4F084FF... Signature Adoption: Pre-selected Style Using IP Address: 71.56.4.89 Signed using mobile	Sent: 9/24/2021 4:03:50 PM Resent: 9/27/2021 2:56:28 PM Resent: 9/28/2021 10:31:17 AM Viewed: 9/28/2021 11:52:49 AM Signed: 9/28/2021 11:52:57 AM

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
ACB TSS TreasuryServicesSupport@atlcapbank.com Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	COPIED	Sent: 9/28/2021 11:52:59 AM
Eduardo Corona ecorona@wealthforge.com compliance Associate WealthForge Securities Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	COPIED	Sent: 9/28/2021 11:52:59 AM Viewed: 9/28/2021 11:53:27 AM

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	9/24/2021 3:44:30 PM
Certified Delivered	Security Checked	9/28/2021 11:52:49 AM
Signing Complete	Security Checked	9/28/2021 11:52:57 AM
Completed	Security Checked	9/28/2021 11:52:59 AM

Payment Events	Status	Timestamps

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To contact us by email send messages to: admin@capitalforge.com

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